Exhibit 10.22

Free English Translation

ASSET PURCHASE AND SALE AGREEMENT

By this private instrument,

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A., headquartered at Avenida Manuel Bandeira, No. 291, Condomínio Atlas Office Park, Block A, 1st floor - offices 22 and 23, 2nd floor and 3rd floor, and Block B, 3rd floor - offices 43 and 44, Vila Leopoldina, São Paulo/SP, CEP 05317-020, registered with the CNPJ/ME under No. 22.896.431/0001-10, hereinafter jointly referred to as the “Buyer,” and

BANCO ORIGINAL S.A, a financial institution, headquartered at Rua Porto União, no. 295, Brooklin Paulista, CEP 04568-020, São Paulo/SP, registered with the CNPJ under no. 92.894.922/0001-08, hereinafter referred to as the “Seller.”

Whereas:

1) PicPay and Banco Original were part of the same Prudential Conglomerate until October 2024, and therefore, with the aim of optimizing the management of both Parties, the use of assets was shared;

2) As a result of restructuring and business strategy, the Parties decided to segregate the Prudential Conglomerate and, consequently, to divest their assets;

3) Within the scope of the segregation, the Seller has a specific set of assets that are essential for the continuity of the Buyer’s operational activities, ensuring the autonomous development of its business;

4) Therefore, the Parties, seeking to formalize the transfer of these assets in a clear and transparent manner, enter into this Asset Purchase and Sale Agreement (“Agreement”), subject to the following terms and conditions:

1.	PURPOSE

1.1. The purpose of this Agreement is the sale and purchase of the assets owned by the Seller, free and clear of any encumbrances, debts, or liens to the Buyer, as specified in Annex I in terms of movable property, quantity, model, and description.

2.	DELIVERY OF MOVABLE PROPERTY

2.1. Considering that the assets covered by this agreement, as detailed in Annex I, are already located on the Buyer’s premises, located at Rua Porto União, No. 295 - Brooklin and other addresses on the one hand, the transfer of ownership and possession of the aforementioned assets shall be deemed effective on the date of signing of this agreement.

2.2. The Seller declares that the assets were delivered to the Buyer in proper working order and condition, except for natural deterioration resulting from regular use prior to the present date.

2.3. The Buyer, in turn, declares that it has received the assets and confirms their condition on the date of signing this agreement, without prejudice to any hidden defects that may be found later, in accordance with applicable law and other contractual provisions.

3.	TERM

3.1. This agreement shall come into force on the date of its signature and shall remain in force until the full and complete performance of all obligations set forth herein, especially the full payment of the Price by the Buyer and the effective transfer of ownership of the assets.

3.2. Considering that the transfer and possession of the assets were effected on the date of signing this agreement, the term of this instrument extends until the full payment of the agreed price and the formalization of the transfer of ownership, if applicable and agreed between the Parties.

4.	PRICE, INVOICING, AND PAYMENT

4.1. The Buyer shall pay the Seller the total amount of R$41,304,430.40 (forty-one million, three hundred and four thousand, four hundred and thirty reais and forty cents) within five (5) days after signing this Agreement.

4.2. The total amount stipulated in the previous clause corresponds to the sum of the following components:

a. R$28,212,113.75 (twenty-eight million, two hundred and twelve thousand, one hundred and thirteen reais and seventy-five cents), relating to the market value of the items covered by this acquisition; and

b. R$13,092,316.65 (thirteen million, ninety-two thousand, three hundred and sixteen reais and sixty-five cents), referring to the value of improvements made and incorporated into the purpose of the agreement.

4.3. Payment will be made by deposit or direct electronic transfer (TED) to the following bank account of the Seller.

4.4. In the event that any errors or omissions are found in the invoices presented by the Seller, the Buyer shall pay only the undisputed amounts until the discrepancy is resolved. If the disputed amounts are due, the Buyer shall make payment within thirty (30) days; otherwise, the SELLER shall reissue and send the invoice for payment by the Buyer.

4.5. In the event of late payment, the amount due shall be increased by default interest of 1% per month or fraction thereof, monetary correction through the application of the IPCA/IBGE from the due date until the effective settlement, and a fine of 2% (two percent) on the total amount of the obligation (including interest and monetary correction).

4.6. Each Party shall be responsible for paying its taxes, fees, and any other federal, state, and municipal contributions arising from the sale of the assets covered by this instrument.

5.	CONFIDENTIALITY

5.1. Each party undertakes to maintain absolute confidentiality with regard to the information, data, and documents that it may receive from the other party or otherwise become aware of by virtue of this agreement, not only during its term, but also for a period of five (5) years after its termination, in any form.

5.2 Notwithstanding anything to the contrary herein, the parties shall have no obligation to maintain confidentiality with respect to any Information that: (a) was previously known to them and was not subject to any obligation of confidentiality; (b) is disclosed to third parties by the Disclosing Party without any obligation of confidentiality; (c) is or becomes publicly available through means other than unauthorized disclosure by the Receiving Party; or (d) is wholly and independently developed by the Receiving Party.

5.3. The Parties are responsible for any unauthorized disclosure made by any of their employees, agents, contractors, subcontractors, representatives who have received any Confidential Information. The Party that fails to comply with the provisions of this clause shall bear any direct damages caused by the breach of confidentiality to which it gave rise, without prejudice to the right to terminate this Agreement, subject to the limits established herein.

5.4. The Parties shall take the necessary measures to ensure compliance with confidentiality obligations. They shall also protect the information they receive and/or disclose with the same care and precautions taken to preserve the confidentiality of their own confidential information.

5.5. The Parties acknowledge that the Confidential Information provided to them by the other Party is the exclusive property of the Party providing it, and they are prohibited from keeping copies or disposing of it in any way, at any time, and for any purpose, except for the performance of the Services under this Agreement.

5.6. If applicable, downloading documents and/or information from either Party for storage is prohibited. Both Parties shall work on remote file servers (cloud), and if there is a need to download any material or prepare material outside the cloud, at the end of the services, the Party that created the file shall upload it to the cloud and delete the material and/or project from hardware that is not owned by the other Party.

5.7. Upon termination, cancellation, or expiration of this Agreement, the Parties undertake to return and/or destroy all Confidential Information received or obtained, including any equipment and/or work materials, within ten (10) days, except for information that, due to its nature, must be exclusively and mandatorily retained by the Parties as proof of compliance with their obligations, including to third parties, or information that is part of a backup performed in the commercial activity of the Parties.

6.	WARRANTIES

6.1. The warranties for movable property are those contained in the respective technical documentation for such property. If necessary, the Seller hereby assigns to the Buyer all warranties for the goods it received from the respective manufacturers of the assets, so that the Buyer may fully exercise such warranties.

7.	FINES

7.1. In the event of unjustified delay in payment under this Agreement, the defaulting party shall be subject to a fine of 2% (two percent) on the amount in arrears plus interest of 1% (one percent) per month pro rata die until the date of actual payment, with monetary adjustment by the CDI.

7.2. Contractual fines shall be charged as of right, in an enforceable manner, and this contract shall constitute a perfect enforceable title for this purpose, without prejudice to: (a) termination of the contract for breach of a contractual clause, not remedied in due time and manner (b) withholding of payment, and (c) compensation for direct damages ascertained, subject to the limits established in this instrument.

7.3. Any non-compliance with obligations, such as clarification and/or delivery of documents, that does not cause damage to the other Party is hereby excluded. In such cases, the Innocent Party shall notify the Offending Party, which shall have up to ten (10) days to remedy any non-compliance, counting from the date of notification by the other Party. If the delay exceeds fifteen (15) days, the Seller may suspend any delivery of equipment or services until payments are reestablished, as contracted.

7.4. If the Seller incurs any penalty provided for in this Agreement and/or its annexes, provided that it is not remedied within the period established above, it hereby expressly authorizes that such amounts be automatically deducted from the amounts to be paid by the Buyer for the services.

8.	COMPLIANCE AND ANTI-CORRUPTION

8.1. The Parties undertake to:

a) comply, at all times, with all applicable regulations, laws, and legislation, including, but not limited to, Brazilian anti-corruption laws and decrees, Law No. 12,846, of August 1, 2013, and Decree No. 11,129 of March 11, 2022;

b) respect all such laws, as well as any other anti-bribery, anti-corruption, or conflict of interest laws that may be applicable under this Agreement; and

c) not to engage in any irregular or illegal conduct, nor take any action or perform any act that may directly or indirectly favor one another or any of the companies in their respective economic conglomerates, in violation of applicable laws in Brazil or abroad.

8.2. The Parties further warrant and agree that:

a) will not, during the term of this instrument or in the performance of any related activity, take any action, payment, offer, or promise, directly or indirectly, to any public official (whether municipal, state, or federal) that aims to induce that official to use their influence with the government and/or any agency, company, political party, autonomous government agency, or public office for the purpose of obtaining improper business advantages for themselves or for the other Party;

b) shall immediately report to the other Party any information that may indicate that there has been any type of action, payment, offer, or promise, directly or indirectly, to any public official for the purpose described above, that is, the Party that becomes aware that any of its agents or employees have failed to comply with the above agreed premises and obligations shall spontaneously report the fact to the other Party, so that, together, they can develop and execute an action plan to (i) immediately remove the employee or agent; (ii) prevent such acts from recurring; and (iii) ensure that the Agreement can remain in force, safeguarding the right of the notified Party to terminate this instrument immediately, even without the consent of the other Party;

c) shall inform each other of any political contributions as required by law;

d) no public official (whether municipal, state, or federal) has any participation or financial interest in their respective businesses, and shall promptly inform the other Party in writing of any future participation or interest in this regard;

e) all information provided by the Parties under this Agreement is true and accurate;

f) they, their partners, directors, agents, attorneys, administrators, associates, employees, consultants, or representatives have not been convicted, found guilty, or indicted for any offense involving fraud, corruption, or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, allegedly suspended or disqualified, or in any way unqualified for government procurement programs, or in any way mentioned in publicly reported acts that involve them in promoting or facilitating illegal or shady business, in acts that bring commercial and/or image discredit to the other Party;

g) properly complete any due diligence form, providing all information requested therein;

h) maintain their commercial books, records, and accounting and financial documents with sufficient detail and accuracy to clearly reflect the operations and resources covered by this Agreement; and

i) submit documents and information that may assist the other Party in its defense, should either Party become involved in any situation related to corruption or bribery as a result of an action taken by the other Party.

8.3. The Seller declares that it is familiar with PicPay’s Code of Ethics and Conduct - Codec, available at https://picpay.com/site/seguranca, and Code of Ethics and Anti-Corruption Policy, available at https://www.original.com.br/governanca/, and undertakes to comply with it, on its own behalf and on behalf of its employees.

8.4. The Parties guarantee that:

a) do not use illegal labor, and undertake not to use practices analogous to slavery or child labor, except in cases permitted by law, either directly or indirectly, through their respective product and service suppliers;

b) do not employ minors under the age of 18 (eighteen), including minor apprentices, in places that are harmful to their education, physical, mental, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and also at night;

c) do not engage in negative discrimination practices that limit access to or maintenance of employment, such as, but not limited to, reasons based on: gender, origin, race, color, physical condition, religion, marital status, age, family situation, or pregnancy;

d) undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in compliance with current legislation regarding the National Policy on the Environment and Environmental Crimes, as well as legal, regulatory, and administrative acts related to the environmental and related areas, issued by the federal, state, and municipal governments; and

e) do not engage in practices related to activities that involve criminal profit from prostitution or sexual exploitation of vulnerable persons.

8.5. The duties set forth in this clause extend to shareholders, quotaholders, partners, directors, administrators, employees, and service providers, including subcontractors and agents of each Party.

9.	PROTECTION OF PERSONAL DATA

9.1. No processing. In the performance of any activities related to the execution of this Agreement, the processing of personal data shall not be necessary, and such data shall not be accessed, shared, stored, transferred, or processed in any way by the Parties under this Agreement.

9.2. Applicable legislation. The Parties undertake to strictly comply with all applicable Brazilian legislation on personal data protection in force, in particular the new requirements brought about by Law No. 13,709/2018 (LGPD), its regulatory decree (Decree 8,771/2016), Law No. 12,965/2014 (Internet Civil Rights Framework), Law 10,406/02 (Civil Code), Law 8,078/90 (Consumer Protection Code), and the Federal Constitution.

9.3. Responsibilities. If one of the Parties has access, in the context of the Agreement, to Personal Data that it considers excessive or unnecessary for the performance of the Agreement, it shall immediately notify the other Party and render such Personal Data unusable. If either Party obtains, within the scope of this Agreement, Personal Data that it considers excessive or unnecessary for the performance of the Agreement, it shall immediately notify the other Party and render such Personal Data unusable. Any processing of personal data shall be the sole responsibility of the Party processing it, which shall indemnify and hold the innocent Party harmless from any liability in this regard, including, but not limited to, cases of liability to the owners of the personal data affected and the competent authorities.

9.4. Security. The Parties undertake to apply technical and organizational information security measures to protect the personal data to which they have access under this Agreement, as well as to develop security policies containing the rules and guidelines adopted to comply with applicable personal data protection legislation, involving all their agents and employees who have access to any information belonging to the Parties, their suppliers, customers, and third parties, ensuring that all assume responsibility for the information accessed and the maintenance of the confidentiality of such information.

9.5. Incidents. If either Party becomes aware of or suspects any event that violates the rules of this Annex or jeopardizes the security of personal data, that Party shall immediately notify the other Party of the occurrence, via the email address indicated in item

9.7. Reporting the cause of the problem, the containment measures, and the impact/effects of the incident, providing information and gathering available evidence so that the Party receiving such notification can take the measures it deems necessary, without prejudice to the termination of the Agreement and the liability of the Party responsible for the incident. The information and evidence will be compiled and attached to a report to formalize the incident.

9.8. If the Parties intend to process personal data under this Agreement, they undertake to sign a Data Processing Agreement (DPA) defining: (i) rules, obligations, and responsibilities of the Parties; (ii) processing agents; (iii) personal data processed; and (iv) other relevant P&PD and SI points, in full compliance with applicable legal and regulatory provisions.

9.9. Communications. If the Parties need to communicate regarding privacy and data protection, they shall exclusively use the email addresses encarregado@picpay.com andxxx@yyy.com.br in order to ensure the confidentiality, effectiveness, and assertiveness of such communication.

10.	GENERAL PROVISIONS

10.1 The Seller agrees to indemnify, defend, and hold harmless the Buyer, its advisors, partners, and directors from any and all liabilities, obligations, direct damages, costs, and expenses, including attorneys’ fees, fines, penalties, judgments, and amounts paid as settlement, taxes to the Buyer, due to proven negligent or willful misconduct by the Seller; as well as due to any labor liabilities or fiscal, social security, tax, commercial, or other responsibilities that are the responsibility of the Seller, subject to the limits established in this agreement and the conditions set forth herein.

10.1.1 If the Buyer bears the Seller’s costs due to the above or any other breach of the Agreement, the Seller shall reimburse the Buyer within a maximum period of 48 (forty-eight) hours, under penalty of withholding payments up to the amount owed by the SELLER.

10.1.2 In procedural, administrative, arbitral, judicial, and extrajudicial proceedings brought solely against the SELLER under this Agreement, the SELLER undertakes to notify the Buyer, who may join the proceedings as a co-litigant, pursuant to Article 124 of the Code of Civil Procedure.

10.2. The obligations hereby assumed extend to the assignees and successors of the parties, in any capacity.

10.3. The Parties reserve the right to assign this Agreement to any affiliated, controlled, controlling, or jointly controlled company, in which case they must request written authorization from the other Party.

10.4. This Agreement does not establish any form of partnership, association, agency, consortium, or joint liability between the contracting parties. Neither Party, nor its employees, agents, and/or representatives, shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other.

10.5. The tolerance of one party towards the other, in relation to the non-compliance with the obligations hereby assumed, shall not be considered a moratorium, novation, or waiver of any right, but constitutes mere liberality, not preventing the tolerant party from demanding the faithful compliance with this Agreement from the other party at any time.

10.6. If any clause in this agreement becomes invalid, this shall not affect the remainder of the Agreement. Both parties undertake to replace it with another clause, with a view to restoring the original conditions of the instrument.

10.7. Any and all changes to the terms of this Agreement shall be made through contractual amendments which, once signed by the parties, shall form part of this instrument.

10.7.1. In case of doubt, contradiction, or obscurity, the provisions of this Agreement shall prevail over the conditions contained in its annexes.

10.8. This Agreement constitutes the entire agreement and understanding between the Parties, superseding all prior agreements or understandings, whether verbal or written.

10.9. The parties hereby declare that there is no employment relationship between the employees and/or contractors of the Seller and the Buyer, and that the Seller is solely and exclusively responsible for them.

10.10. The Parties expressly agree and consent to the possibility of electronic signature of this Agreement, pursuant to paragraph 2 of article 10 of MP 2.200-2/01, in accordance with the rules of security, authenticity, and certification established by Comprova.com Informática Ltda. — DocuSign or another reputable and renowned company in the market that may be admitted, and expressly acknowledge that such signatures are valid, effective, and sufficient to prove authorship, authenticity, integrity, soundness, and legal validity.

10.11. The digital or electronic signature implies an irrevocable and irreversible waiver of the right to contest its validity, with the Parties acknowledging that any discrepancy between the date of execution and the dates appearing on the electronic or digital signatures may be due to systemic issues, remaining valid and effective from the date of execution.

10.12. The parties elect the courts of the District of São Paulo, State of São Paulo, to settle any and all doubts and disputes arising from the execution of this Agreement that cannot be resolved amicably.

And, being thus fair and agreed, they sign this Agreement electronically, in the presence of two (2) witnesses, for all intents and purposes.

São Paulo, June 23, 2025

/s/ electronically signed	/s/ electronically signed
PICPAY INSTITUIÇÃO DE PAGAMENTO S.A.

/s/ electronically signed	/s/ electronically signed
BANCO ORIGINAL S.A

Witnesses:

Name:	Name:
CPF:	CPF:

ANNEX I – DESCRIPTION OF ASSETS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]